REPUBLIC OF THE MARSHALL ISLANDS

OFFICE OF THE REGISTRAR OF CORPORATIONS

CERTIFICATE OF INCORPORATION

I HEREBY CERTIFY that

Medisun Precision Medicine Limited
Reg. No. 91022

is duly incorporated and has filed articles of incorporation under the provisions of the Marshall Islands Business Corporations Act on

May 25, 2017

WITNESS my hand and the official seal of the Registry on **May 25, 2017**.

Deputy Registrar